Exhibit 99.1

China Shenghuo Reports Year 2008 Financial Results

KUNMING, China - April 1, 2009 -- China Shenghuo Pharmaceutical Holdings, Inc. (NYSE Amex Equities: KUN) ("China Shenghuo" or the "Company"), reported financial results for the year ended December 31, 2008.

Year 2008 Highlights

•	Total revenue for the year 2008 increased 43.6% to a record $28.69 million
•	Gross margin for the year 2008 was 73.2%
•	Cash provided by operating activities was $1.95 million

“I am pleased to report that China Shenghuo continued to deliver strong revenue growth during 2008,” commented Mr. Gui Hua Lan, CEO of China Shenghuo. “Our flagship product, Xuesaitong Soft Capsule, again reported strong year-over-year growth, as its sales grew almost 35% in 2008. We continued to expand the product’s geographic footprint in China, as we leveraged the strength of our growing internal sales and marketing capabilities. We are also encouraged by the strong performance from our 12Ways cosmetics products and OTC drugs. As we enter 2009, we expect our flagship Xuesaitong Soft Capsule product to continue as a major generator of our overall sales. However, we believe that our 12Ways cosmetics will be a growing contributor to revenue and a key long-term growth driver for the Company.”

Total revenue for the full year 2008 was a record $28.69 million, representing a 43.6% increase from $19.97 million for the 2007 year. The sales growth was largely due to higher sales of the Company’s flagship product, Xuesaitong Soft Capsule, as well as an increase in the sale of the 12Ways cosmetic products by our expanding business to more cities and provinces. Specifically, the increase is due to (i) an increase of $6.50 million in revenue from our main product, Xuesaitong Soft Capsules and two other prescription drugs; (ii) an increase of $0.68 million in revenue from other pharmaceuticals and export to other countries; (iii) an increase of $0.95 million in revenue from our 12 Ways cosmetic products; (iv) fluctuations in foreign exchange rates and other retail sales of $0.5 million. Xuesaitong Soft Capsule accounted for approximately 87% of the total net revenues in 2008. It is expected that revenues from the 12Ways cosmetics products will contribute a bigger portion of the total revenue going forward.

Our costs of products sold for the year ended December 31, 2008 was approximately $7.69 million, an increase of approximately $2.65 million from approximately $5.04 million for the year ended December 31, 2007. The increase in the cost of products sold is due to the increase in sales of our products and a slight increase in production costs per unit in 2008 compared to 2007, because of the increase in the price of our main raw material and other ingredients.

Gross profit for 2008 was $20.99 million, an increase of 40.6% from the $14.94 million a year ago. Gross profit margin was 73.2%, a slight decline from 74.8% for the 2007 year. The gross margin decline was mainly due to higher production costs as the price of raw materials increased during the year.

Selling expenses for the year ended December 31, 2008 were $13.27 million, an increase of $6.43 million when compared with 2007. Selling expenses accounted for 46.3% of total revenue in 2008, as compared to 34.2% of total revenue in 2007. The primary reasons for the increase are (i) an increase of $4.20 million of commissions that we paid to sales representatives and sales offices in an effort to stimulate the sales in existing and new markets; (ii) an increase of $1.80 million in advertising of new products, particularly in our cosmetics line; and (iii) the impact of the fluctuation in foreign exchange rate and other expenses of $0.40 million.

General and administrative (“G&A”) expenses for 2008 were $10.86 million, an increase of $4.98 million, when compared with $5.88 million for the 2007 year. Overall, G&A expenses accounted for 37.8% of total revenue in 2008 as compared to 29.4% in 2007. The increase was primarily a result of an increase in legal, auditing and other expenses related to being a public company and an increase in management expenses due to the expansion of business. In 2008, we incurred one-time, additional auditing and legal fees because of the internal investigation conducted by the Audit Committee of the Company regarding the accounting errors identified by our independent auditor, resulting in the restatement of our financial statements for fiscal year 2007 and the first fiscal quarter of 2008.

The operating loss for 2008 was $3.47 million, as compared with operating income of $1.94 million in the prior year.

For the 2008 year, the Company recorded a net loss of $4.64 million, and a fully diluted loss per share of $0.24, compared to net income of $1.72 million, and fully diluted earnings per share of $0.09 in 2007. The weighted average number of fully diluted shares increased 1.2% from 19,439,077 shares in 2007 to 19,679,400 shares in 2008.

As of December 31, 2008, the Company had cash and cash equivalents of $1.61 million.

Business Outlook for Full Year 2009

This outlook is based on China Shenghuo’s current views on the operating and market conditions, which are subject to change. The Company does not provide net income projection on a quarterly and full year basis.

"We are confident that China Shenghuo can achieve its targeted revenue growth in 2009 as the domestic healthcare industry remains one of the few growing segments of the economy," commented Mr. Lan. "As a producer of traditional Chinese medicine (TCM), we expect the upcoming China medical reforms will have a very positive impact on our business in the long term. Our domestic traditional drug business will benefit as the government builds more rural hospitals and community health clinics as part of the 850 billion RMB health care reform package. As more patients receive basic health coverage, we believe there will be increased demand for our medicinal products. We continue to execute our plan to optimize and diversify our product mix. Our growing market position, diversified product portfolio, and the sterling reputation and strength of our branded products will help China Shenghuo continue to grow through these challenging economic times and capitalize on any new opportunities that may arise.”

Business Update

On March 16, 2009, the Company appointed Dr. Xiaobo Sun as an independent director. Dr. Sun is currently the deputy director of the Institute of Medicinal Plant Development at the Chinese Academy of Medical Sciences.

“We are excited to have Dr. Sun join our Company as an independent director. His experience and knowledge in the Chinese health care industry will be very beneficial, and we believe his vast experience will contribute greatly to the growth of our business,” Mr. Lan concluded.

About China Shenghuo

Founded in 1995, China Shenghuo is a specialty pharmaceutical company that focuses on the research, development, manufacture and marketing of Sanchi-based medicinal and pharmaceutical, nutritional supplement and cosmetic products. Through its subsidiary, Kunming Shenghuo Pharmaceutical (Group) Co., Ltd., it owns thirty SFDA (State Food and Drug Administration) approved medicines, including the flagship product Xuesaitong Soft Capsules, which has already been listed in the Insurance Catalogue. At present, China Shenghuo incorporates a sales network of agencies and representatives throughout China, which markets Sanchi-based traditional Chinese medicine to hospitals and drug stores as prescription and OTC drugs primarily for the treatment of cardiovascular, cerebrovascular and peptic ulcer disease. The Company also exports medicinal products to Asian countries such as Indonesia, Singapore, Japan, Malaysia, and Thailand and to European countries such as the United Kingdom, Tajikstan, Russia and Kyrgyzstan. For more information, please visit http://www.shenghuo.com.cn.

Safe Harbor Statement

This press release may contain certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, risks of litigation and governmental or other regulatory proceedings arising out of or related to any of the matters described in recent press releases, including arising out of the restatement of the Company's financial statements; the Company's ability to refinance or repay loans received; the Company's uncertain business condition; the Company's continuing ability to satisfy any requirements which may be prescribed by the Exchange for continued listing on the Exchange; risks arising from potential weaknesses or deficiencies in the Company's internal controls over financial reporting; the Company's reliance on one supplier for Sanchi; the possible effect of adverse publicity on the Company's business, including possible contract cancellation; the Company's ability to develop and market new products; the Company's ability to establish and maintain a strong brand; the Company's continued ability to obtain and maintain all certificates, permits and licenses required to open and operate retail specialty counters to offer its cosmetic products and conduct business in China; protection of the Company's intellectual property rights; market acceptance of the Company's products; changes in the laws of the People's Republic of China that affect the Company's operations; cost to the Company of complying with current and future governmental regulations; the impact of any changes in governmental regulations on the Company's operations; general economic conditions; and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

China Shenghuo Pharmaceutical Holdings, Inc.
Mr. Changhua Mu
Securities Affairs Representative
Tel: +86-871-7282698
Email: c.mu@chinashenghuo.net

Grayling
Eddie Cheung
Investor Relations
Tel: +1-646-284-9414
Email: echeung@hfgcg.com

China Shenghuo Pharmaceutical Holdings, Inc.
Consolidated Balance Sheets

	December 31,
	2008	2007
ASSETS:
Current Assets:
Cash and cash equivalents	$1,612,054	$2,800,641
Accounts and notes receivable, less allowance for doubtful
accounts of $4,834,745 and $3,218,661, respectively	9,108,703	10,567,672
Sales representative advances, less allowance for doubtful accounts of
$2,955,516 and $729,955, respectively	8,637,653	8,249,806
Advances to suppliers	446,168	669,858
Inventory, net of reserve for obsolescence of
$147,978 and $136,359, respectively	4,287,462	4,125,193
Receivable from related parties	-	27,555
Other current assets	41,177	159,657
Total Current Assets	24,133,217	26,600,382
Property, plant and equipment, net of accumulated depreciation of
$5,341,933 and $4,247,993, respectively	7,581,664	7,573,204
Intangible assets, net of accumulated amortization of
$71,456 and $42,957, respectively	665,959	648,090
Long-term sales representative advances, less allowance for doubtful accounts of
$664,532 and $1,717,078, respectively	663,433	514,042
TOTAL ASSETS	$33,044,273	$35,335,718

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$1,293,460	$745,514
Accrued expenses	2,721,082	2,017,748
Deposits	5,550,502	3,439,892
Payable to related parties	148,575	94,939
Short-term notes payable	9,850,211	5,334,260
Advances from customers	222,609	119,287
Taxes and related payables	1,236,574	855,084
Current portion of long-term debt	3,245,685	4,101,667
Total Current Liabilities	24,268,698	16,708,391
Long-Term Debt	1,131,193	6,836,111
Total Liabilities	25,399,891	23,544,502

Minority Interest in Net Assets of Subsidiaries	248,224	479,318

Stockholders' Equity:
Common stock, $0.0001 par value, 100,000,000 shares authorized,
19,679,400 and 19,679,400 outstanding, respectively	1,968	1,968
Additional paid-in capital	6,193,927	6,193,927
Statutory reserves	147,023	147,023
Retained (deficit) earnings	(603,572)	4,039,337
Accumulated other comprehensive income, foreign currency translation	1,656,812	929,643
Total Stockholders' Equity	7,396,158	11,311,898
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$33,044,273	$35,335,718

China Shenghuo Pharmaceutical Holdings, Inc.
Consolidated Statements of Operations and Comprehensive (Loss) Income

	Years Ended
	December 31,
	2008	2007

Sale of Products	$28,690,509	$19,973,918
Cost of Products Sold	7,693,635	5,038,290
Gross Profit	20,996,874	14,935,628

Operating Expenses:
Selling expense	13,274,942	6,840,824
General and administrative expense	10,856,184	5,877,948
Research and development expense	338,546	272,295
Total Operating Expenses	24,469,672	12,991,067

(Loss) Income from Operations	(3,472,798)	1,944,561

Other Income (Expense):
Interest income	7,755	22,431
Income from research and development activities	408,500	448,254
Interest expense	(1,309,984)	(946,456)
Non-operating expenses	(73,421)	(78,164)
Net Other (Expense)	(967,150)	(553,935)

(Loss) Income Before Income Taxes	(4,439,948)	1,390,626
Income tax (expense) benefit	(438,279)	449,198
Minority interest in loss (income) of subsidiaries	235,318	(119,437)
Net (Loss) Income	$(4,642,909)	$1,720,387
Foreign currency translation adjustment	727,169	708,770
Comprehensive (Loss) Income	$(3,915,740)	$2,429,157

(Loss) Earnings Per Share
Basic	$(0.24)	$0.09
Diluted	$(0.24)	$0.09
Weighted-Average Shares Outstanding
Basic	19,679,400	19,387,619
Diluted	19,679,400	19,439,077